EXHIBIT  NO 2.1

                           COMMON STOCK PURCHASE AGREEMENT

This Common Stock Purchase Agreement (the "Agreement") is made on May 22, 1996, by and between Global Environmental Corp., a New York corporation ("Global"), Global Environmental Holdings, Inc., a Delaware corporation ("Holdings") (Global and Holdings shall be referred to collectively in the remainder of this Agreement as "Global," except where specifically indicated to the contrary), Rage, Inc., a Delaware corporation ("Rage"), and William V. Rice ("Rice").

    WHEREAS, Global Environmental Corp. is a public company which operates its businesses through subsidiaries;

    WHEREAS, Holdings is a wholly-owned subsidiary of Global;

    WHEREAS, Rage is a wholly-owned subsidiary of Holdings;

    WHEREAS, Global Environmental Corp. and Global Environmental Holdings, Inc. desire to sell their subsidiary, Rage, and Rice desires to acquire Rage from Global Environmental Holdings, Inc. through the purchase of all the issued and outstanding capital stock of Rage upon the terms and conditions set forth in this Agreement; and

    NOW, THEREFORE, in consideration of the foregoing and the mutual promises, covenants, representations, and warranties herein contained, and intending to be legally bound, the parties hereby agree as follows:

    1. SALE OF RAGE BY GLOBAL. In reliance upon the representation and warranties contained and subject to the terms and conditions hereof, and in consideration of the transfer of assets described in paragraph 2, Global will assign and deliver to Rice, and Rice will acquire from Global, at the Closing, the following:

              (a) Forty-five (45) shares of common stock of Rage, representing all the issued and outstanding shares of Rage (the "Rage Stock") (assigned value of $100,000);

              (b) The real property and improvements, commonly referred to as Bedminster Industrial Park, Unit One, Apple Tree Lane, Township of Bedminster, Bucks County, Pennsylvania (the "Real Property"). The transfer of said property shall be accomplished and set forth in a separate Agreement of Sale for Real Estate ("Real Estate Sale Agreement"), a copy of which is attached hereto as Exhibit A (assigned value of $500,000);

              (c)  $104,600, payable as follows:

                   (i) Twenty-six (26) equal payment of $2,100 each, to be paid by Global to Rice on a bi-weekly basis, commencing May 17, 1996 and continuing bi-weekly thereafter until paid in full;

                   (ii)   $25,000 paid by Global on May 10, 1996;

                   (iii)  $25,000 to be paid by Global May 25, 1996.


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

    2. PURCHASE BY RICE. In reliance upon the representation and warranties of Global contained herein, and subject to the terms and conditions hereof, and in consideration of the transfer of assets described above in paragraph 1, Rice shall deliver the following to Global at Closing:

              (a) 517,000 shares of Common Stock of Global representing all of the common shares owned by Rice and all the right, title, and interest in Global (the "Global Stock") (assigned value of $105,000);

              (b) All securities representing all of Rice's employee stock options and/or any derivative rights relating to Global and its subsidiaries, other than Rage (the "options") (upon execution of this Agreement, all these derivative rights shall be canceled);

              (c) Release by Rice of all amounts payable to Rice under the terms of the Employment Agreement by and between Rice and Global Environmental Corp., dated April 16, 1991 (assigned value of $145,000). Upon execution of this Agreement, said Employment Agreement shall be canceled, and Rice's employment with Global Environment Corp. shall terminate.

              (d) Assumption by Rice of all mortgage debt on the Real Property (approximately $350,000).

    3. CLOSING. The purchase and sale of the assets described above in paragraphs 1 and 2, and the execution of the Real Estate Sale Agreement, and the delivery of the documents and the performance of the other matters described in paragraphs 1, 2, 4 and 5 hereof, shall take place at the offices of Global, Bedminster Industrial Park, Unit One, Apple Tree Lane, Township of Bedminster, Bucks County, Pennsylvania, on May 22, 1996, or at any later date mutually agreed upon by Rice and Global. The closing is referred to in this Agreement as the "Closing". The agreed upon date of the closing is referred to in this Agreement as the "Closing Date".

    4. DOCUMENTS TO BE DELIVERED BY GLOBAL. At the Closing, Global shall deliver to Rice the following documents:

              (a) any certificate or certificates and stock powers as shall be necessary to convey and vest in Rice all Global's right, title, and interest in and to all of the Rage Stock;

              (b) The executed Real Estate Agreement of Sale and other documents as shall be necessary to convey and vest in Rice all of Global's right, title, and interest to the property commonly referred to as Bedminster Industrial Park, Unit One, Apple Tree Lane, Township of Bedminster, Bucks County, Pennsylvania.

    5. DOCUMENTS TO BE DELIVERED BY RICE. At the Closing, Rice shall deliver to Global the following:

              (a) 517,000 shares of Common Stock of Global, represented by such stock certificate or certificates and/or stock powers as shall be necessary to convey and vest in Global all the Global Stock;

              (b) all certificates or other securities evidencing all the Options and any securities powers as shall be necessary to convey and/or cancel the Options;

              (c)all original signature copies of Rice's employment contract, which shall be marked "Canceled" at the Closing and initialed by Rice and Global.

    6. REPRESENTATION AND WARRANTIES BY GLOBAL. Global represents and warrants to Rice as follows:

              (a) CORPORATE STATUS. Global Environmental Corp. and Global Holdings, Inc. are corporations duly organized, validly existing, and in good standing under the laws of the State of New York and Delaware, respectively, with full corporate power and authority to carry on their businesses, as now conducted at 17500 York Road, Hagerstown, MD, 21740. Global Environmental Corp. owns 100% of the issued and outstanding shares of capital stock of Global Environment Holdings, Inc. and Global Environmental Holdings, Inc. owns 100% of the issued and outstanding stock of Rage, Inc.

              (b) AUTHORITY OF THE AGREEMENT. The Board of Directors of Global Environmental Corp., and the Board of Directors of Global Environmental Holdings, Inc. have unanimously approved the sale of Rage and has instructed the Secretary to deliver a proxy statement to Global's common shareholders calling for a special to ratifying this transaction. Global anticipates holding this meeting on or around July 22, 1996. The Board of Directors of Global has given the requisite authority to Lawrence Beer to negotiate and execute all documents relating to this transaction. Upon ratification by the common shareholders of Global, this Agreement shall constitute the valid and legally binding obligation of Global, enforceable against Global in accordance with its terms, except to the extent, if any, that such enforceability may be limited by bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally, now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies. The execution, delivery, and performance of this Agreement and the other instruments and agreements to be executed, delivered, and performed by Global pursuant hereto and the consummation of the transaction contemplated hereby and thereby by Global do not and will not, with or without the giving of notice and/or the passage of time, violate or conflict with or result in a breach or termination of any provision of, or constitute a default under, any order, judgment, decree, statute, regulation, contract, agreement, or other restriction of any kind or description to which Global may be bound.

              (c) STOCK OWNERSHIP. Global Environmental Corp. is the lawful record and beneficial owner of 100% of the issued and outstanding capital stock of Global Environmental Holdings, Inc. and Global Environmental Holdings, Inc. is the lawful record and beneficial owner of 100% of the issued and outstanding capital stock of Rage and the Rage Stock is free of all security interests, liens, encumbrances, claims, pledges, rights, or any obligations of any kind, except for the lien filed by Patriot Funding as more fully described in the UCC-1 filed by Patriot Funding. Global has the full right, power, and authority to sell the Global Stock pursuant to the terms and conditions of this Agreement, to the effect that Rice, immediately after the Closing, shall be the lawful record and beneficial owner of Rage Stock, which, as of the date hereof, shall comprise 100% of the issued and outstanding Common Stock of Rage and shall be free of all encumbrances, except as otherwise described herein and except as may arise from acts or omissions of Rice.

              (d) COMPLETE TRANSFER. As evidenced by the transfer of all the Rage Stock, Global is conveying all assets owned or associated with Rage, and all liabilities associated with Rage, both those asserted and those nonasserted, as listed to the greatest extent possible on Exhibit B.

              (e) CAPITALIZATION OF RAGE. Rage is authorized by its Article of Incorporation to issue 1000 shares, no par value, all of which are of the same class and all of which are to be designated as Common Stock. Rage has no authorized, issued or outstanding shares of preferred stock.


    7. REPRESENTATION AND WARRANTIES OF RICE. Rice represents and warrants to Global as follows:

              (a) INDIVIDUAL STATUS. Rice is an individual living at 4895 Gloucester, Doylestown, Pennsylvania, 18901.

              (b) AUTHORITY FOR AGREEMENT. Rice has the power and authority to execute and deliver this Agreement and to carry out its obligations hereunder. Rice owns all of the securities being transferred pursuant to this Agreement, owns the securities individually, and does not own any of these securities in common with any other individual, including, but not limited to, his spouse. This Agreement constitutes a valid and legally binding obligation of Rice, enforceable against Rice in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization, or other laws affecting the enforcement of creditors' rights generally now or hereafter in effect and subject to the application of equitable principles and the availability of equitable remedies.

              (c) COMPLETE TRANSFER. As evidenced by the transfer of all Global Stock, Rice is conveying all assets owned or associated with Global, and all liabilities owned or associated with Global, both those asserted and those nonasserted, as listed to the greatest extent possible in Exhibit B.

              (d) STOCK OWNERSHIP. Rice is the lawful record and beneficial owner of 517,000 shares of Common Stock of Global, and has an option or a derivative right in _______________ additional shares of Global Common Stock. These securities are free and clear of any and all security interest, liens, encumbrances, claims, pledges, rights, charges, escrows, options, rights of first refusal, contracts, commitments, understandings and obligations of any kind. Rice has the full right, power, and authority to sell the Stock to be transferred by him pursuant to the terms and conditions of this Agreement, and these securities represent 100% of Rice's ownership interest in Global. Immediately after the Closing, Global shall be the lawful and beneficial owner of 517,000 shares of Global, free and clear of any and all security interests, liens, encumbrances, claims, pledges, rights, charges, escrows, options, rights of first refusal, contracts, commitments, understandings or obligation of any kind, except as may arise from acts or omissions of Global. The execution, delivery, and performance of this Agreement and the other instruments and agreements to be executed, delivered, and performed by Rice pursuant hereto, and the consummation of the transaction contemplated hereby and thereby do not and will not, with or without the giving of notice and/or the passage of time, violate or conflict with or result in a breach or termination of any provision of, or constitute a default under, any order, judgment, decree, stature, regulation, contract, agreement, or any other restriction of any kind or description to which Rice is a party or by which Rice may be bound. Rice acknowledges that he was the founder of Global and its predecessor companies and is fully aware of the financial conditions of both Global and Rage, and that until April 9,1996, Rice held the position of President and member of the Board of Directors. Rice acknowledges that Global makes no representations or warranties as to the present or future financial health of Rage.

              (e) RESTRICTED SECURITIES. Rice understands that the stock of Rage is not registered under the Securities Act on the grounds that the sale provided for in this Agreement is exempt from registration under the Securities Act, pursuant to Section 4.2 thereof. The Shares are and will be "restricted securities," as the term is defined in Rule 144 of the Rules and Regulations promulgated under the Act. The Shares may not be sold or otherwise transferred unless they first have been registered under the Act and all applicable state securities laws, or unless exemptions from such registration provisions are available with respect to said resale or transfer. Global's reliance on such exemption is predicated in part on Rice's representation that he is an "Accredited Investor". The term "Accredited Investor" as used herein shall be defined pursuant to the Rules and Regulations of the SEC.

              (f) EXEMPTIONS. Rice understands that the Shares are being offered and sold in reliance on specific exemptions from the registration requirements of United States Federal and State securities laws and that the Company is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments, and understandings of Rice set forth herein in order to determine the applicability of such exemptions and the suitability of Rice to acquire the Shares, and Rice acknowledges that it is solely Rice's responsibility to satisfy himself as to the full observance by this offering and the sale of the Shares.

              (g) LEGENDS. Rice's stock certificates, representing all shares of Rage owned by Rice, shall be endorsed with the legends set forth below:

              (6)  The following legend under the Securities Act:

              "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED."

                 (7) Any legend imposed or required by the Company's Bylaws or applicable state securities laws.

              (h) RECEIPT OF INFORMATION. Rice acknowledges that he has had extensive access to all relevant information necessary to his consideration of whether or not this transaction is appropriate for him. Rice represents that he is experienced in evaluating these types of transactions, that he can bear the economic risk of such a transaction, and that he possesses such knowledge and experience in financial and business matters as to render him capable of evaluating the merits and risks of the transaction.

              (ii) CAPITALIZATION. Rice warrants that Global Environmental Corp. owns 100% of the issued and outstanding shares of capital stock of Global Environment Holdings, Inc. and Global Environmental Holdings, Inc. owns 100% of the issued and outstanding stock of Rage, Inc.

              (a) VOTE OF STOCK. Rice agrees to vote all his shares held in Global in favor of the transaction contemplated herein.

              (k) CONFIDENTIALITY. Rice agrees not to approach Morrison Industries, Inc., or Buffalo Ventures for the purpose of obtaining a license to make truck bodies or to obtain truck bodies from Morrison for period of two (2) years from the date of this Agreement.

         3.   CONDITIONS TO EFFECTIVENESS OF TRANSACTIONS.


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

         (a) Board of Director and Shareholder approval by Global is a condition precedent;

         (b) Renaissance Capital Partners, Ltd. must give a signed letter to the parties of this transaction that it will agree to vote all of its shares held in Global in favor of the transaction contemplated herein;

         (c)  The Real Estate Sale Agreement must be executed;

         (d) All inter-company transaction (debit and credits) shall have been canceled prior to Closing; and

         (e)  Assumption by Rice of the lease on his personal automobile.



    9. TAX ASPECTS OF THE TRANSACTION. Global shall be responsible for taxes incurred by Rage for all periods prior to the Closing. Rice shall be responsible for all taxes incurred by Rage in periods beginning after the Closing. Any taxes incurred in the transfer of the Real Property shall be paid equally by Rice and Global. Rice shall be allocated the corresponding Net Operating Loss carry forward applicable to Rage, less any taxes incurred by Rage by the cancellation of inter-company accounts.

    10. RELEASE BY RICE. Rice does hereby, and for anyone claiming by or through or under him, fully remise, release, acquit, and forever discharge Global and any subsidiary or affiliated corporation, their partners, agents, lenders, employees, stockholders, directors, officers, successors and assigns, jointly and severally (collectively, "Released Parties"), of any from any and all rights, claims, demands, actions, and causes of action, of any nature whatsoever, whether arising at law or in equity, including accrued vacation or sick leave and travel expenses, which Rice may have had, may now have, or may hereafter have, against the Released Parties by reason of any matter, cause, happening or thing occurring prior to and including the date of this Agreement. It is intended by Rice by this Agreement to forever remise, acquit, waiver, release and forever discharge the Released Parties from all claims, demands for losses, injuries, and damages, rights known or unknown, direct or indirect, arising from the aforementioned described matters, and from any other matter occurring prior to the date of this Agreement, it being understood that all rights which Rice or any person who claims by, through, or under him may have against Released Parties shall be forever barred from bringing or asserting the same in their own name or names, jointly with or through any person, natural or corporate, for or upon or by reason of any act, matter, transaction, cause or thing whatsoever. In addition, Rice hereby agrees to refrain at all times from any defamation, libel, or slander of the Company and any of its officers or directors.

    11. RELEASE BY GLOBAL. Global does hereby, and for anyone claiming by or through or under it, fully remise, release, acquit, and forever discharge Rice, Rage and any subsidiary or affiliated corporation, their partners, agents, lenders, employees, stockholders, directors, officers, successors and assigns, jointly and severally (collectively, "Released Parties"), (the "Released Parties"), of any from any and all rights, claims, demands, actions, and causes of action, of any nature whatsoever, whether arising at law or in equity, which Global may have had, may now have, or may hereafter have, against the Released Parties by reason of any other matter, cause, happening or thing occurring prior to and including the date of this Agreement. Global intends, by this Agreement, to forever remise, acquit, waive, release, and forever discharge the Released Parties from all claims, demands for losses, injuries and damages, rights known or unknown, direct or indirect, arising from the aforementioned described matters, and from any other matter occurring prior to the date of this Agreement, it being understood that all rights which Global or any person who claims by, through, or under it may have against the Released Parties shall be forever barred from bringing or asserting the same in their own name or names, jointly with or through any person, natural or corporate, for or upon or by reason of any act, matter, transaction, cause or thing whatsoever. In addition, Global hereby agrees to refrain at all times from any defamation, libel or slander of the Released Parties.

    12.  INDEMNIFICATION.

         (a) From time to time, and after the date hereof, Global will indemnify and hold harmless Rice against any and all liability, damage, deficiency, loss, cost, or expense (including reasonable attorneys' fees and expenses) that are based upon or that arise out of any misrepresentation or breach of any warranty or agreement made by Global herein. Global agrees to indemnify Rage against any and all claims and liabilities of Global asserted against Rage.

         (b) From and after the date hereof, Rice will indemnify and hold harmless Global against any and all liability, damage, deficiency, loss, cost, or expense (including reasonable attorneys' fees and expenses) that are based upon or that arise out of any warranty or agreement made by Rice herein. Rice agrees to indemnify Global against any and all claims and liabilities of Rage asserted against Global.

         (c) Each party entitled to indemnification under this Agreement (the "Indemnified Party") shall give notice to the party required to provide indemnification (the "indemnifying Party") promptly after each indemnified Party has actual knowledge of any third-party claim as to which indemnity may be sought, and shall permit the Indemnifying Party (at its expense) to assume the defense of any claim or any litigation resulting therefrom; PROVIDED that counsel for the Indemnifying Party who shall conduct the defense of such claim or litigation, shall be reasonably satisfactory to the Indemnified Party, and the Indemnified Party may participate in such defense, but only at such Indemnified Party's expense; and PROVIDED FURTHER that the omission by any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the omission results in a failure of actual notice to the Indemnifying Party and such Indemnifying Party is damaged as a result of the failure to give notice. No Indemnifying Party, in the defense of such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability with respect to such claim or litigation. In the event that the Indemnifying Party does not accept the defense of any matter as above provided, the Indemnified party shall have the full right to defend against any such claim or demand, and shall be entitled to settle or agree to pay in full such claim or demand in its sole discretion. In any event, Global and Rice shall cooperate in the defense of such action and the records of each shall be available to the other with respect to such defense.

    13. SEVERABILITY. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied to any particular case because it conflicts with any other provision or provisions hereof or any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative, or unenforceable to any extent whatever. The invalidity of any one or more phrases, sentences, clauses, section, or subsections of this Agreement shall not affect the remaining portions of this Agreement.

    14. FURTHER ASSURANCES. At any time, and from time to time after the Closing, each party shall, without further consideration, execute and deliver to the other party such other instruments of transfer and assumption, and shall take such other actions as the other party may reasonably request to carry out the transfers contemplated by this Agreement.


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

    15. MISCELLANEOUS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. This Agreement constitutes the entire agreement of the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect of the subject matter hereof and may not be modified or amended except in writing signed by both parties hereto. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same instrument. this Agreement shall be governed in all respects, including validity, interpretation, and effect, by the laws of the Commonwealth of Pennsylvania, applicable to contracts made and to be performed in Pennsylvania. This agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto. This Agreement shall not be assignable by either party without the prior written consent of the other, such consent not to be unreasonably withheld. The rights and obligations contained in this Agreement are solely for the benefit of the parties hereto and are not intended to benefit or be enforceable by any other party, under the third party beneficiary doctrine or otherwise. All representations and warranties made by Rice and Global herein shall survive delivery of the securities and the execution of this Agreement.

    All matters affecting the interpretation, form, validity, enforcement and performance of this Agreement shall be decided under the laws of the Commonwealth of Pennsylvania and in a forum located in Bucks County, Pennsylvania. Both parties consent to the jurisdiction of the Federal Court for the Eastern District of Pennsylvania with respect to any claims or litigation arising out of this Agreement. Any and all disputes concerning the rights and obligation of the parties hereto shall be resolved by binding arbitration under the supervision of three (3) arbitrators appointed under and pursuant to the rules of the American Arbitration Association.

    16.  PENNSYLVANIA SECURITY LAWS:

    RICE AGREES TO COMPLY WITH THE PROVISIONS OF THE PENNSYLVANIA SECURITIES LAWS WITH RESPECT TO THE RAGE STOCK BEING ACQUIRED PURSUANT TO THE TERMS OF THIS AGREEMENT.

    UNDER PROVISION OF THE PENNSYLVANIA SECURITIES ACT OF 1972 (THE "1972
ACT"), EACH PENNSYLVANIA RESIDENT SHALL HAVE THE RIGHT TO WITHDRAW HIS ACCEPTANCE WITHOUT INCURRING ANY LIABILITY TO THE SELLER, UNDERWRITER (IN ANY) OR ANY OTHER PERSON, WITHIN TWO BUSINESS DAYS FROM THE DATE OF RECEIPT BY THE ISSUER OF HIS WRITTEN BRINGING CONTRACT OF PURCHASE OR IN THE CASE OF A TRANSACTION IN WHICH THERE IS NO WRITTEN BINDING CONTRACT OF PURCHASE, WITHIN TWO BUSINESS DAYS AFTER HE MAKES THE INITIAL PAYMENT FOR THE SECURITIES BEING OFFERED. TO ACCOMPLISH THIS WITHDRAWAL, A SUBSCRIBER NEED ONLY SEND A LETTER OR TELEGRAM TO THE SELLING AGENT AT THE ADDRESS SET FORTH IN THE TEXT OF THE MEMORANDUM, INDICATING HIS OR HER INTENTION TO WITHDRAW. SUCH LETTER OR TELEGRAM SHOULD BE SENT OR POSTMARKED PRIOR TO THE END OF THE AFOREMENTIONED SECOND BUSINESS DAY. IT IS PRUDENT TO SEND SUCH LETTER BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO ENSURE THAT IT WAS RECEIVED AND ALSO TO EVIDENCE THE TIME WHEN IT WAS MAILED. IF THE REQUEST IF MADE ORALLY (IN PERSON OR BY TELEPHONE, TO THE SELLING AGENT AT THE NUMBER LISTED IN THE TEXT OF THE MEMORANDUM), A WRITTEN CONFIRMATION THAT THE REQUEST HAS BEEN RECEIVED SHOULD BE REQUESTED.


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

    The parties have duly executed this Agreement as of the date first above written.


                          GLOBAL ENVIRONMENTAL CORP.

                          By:
                              -----------------------------------
                                  Lawrence Beer
                                  President


                          GLOBAL ENVIRONMENTAL HOLDINGS, INC.

                          By:
                              -----------------------------------
                                  Lawrence Beer
                                  President

                          WILLIAM V. RICE

                          By:
                              -----------------------------------
                                  William V. Rice
                                  Individually


I, Leonora C. Rice, understand that this contract transfers legal title to securities and assets that I may have an ownership interest in based on community property laws. I hereby consent to this contract and shall be legally bound by its terms and conditions.

                          By:
                              -----------------------------------
                                  Leonora C. Rice


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